Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

Discover Bank

Discover Card Master Trust I

The undersigned, a duly authorized representative of Discover Bank, pursuant to Section 3.07(c) of the Third Amended and Restated Pooling and Servicing Agreement, dated as of December 22, 2015, as amended (the “Pooling and Servicing Agreement”), among Discover Bank, as Master Servicer and Servicer, Discover Funding LLC, as Transferor, and U.S. Bank National Association, as Trustee, hereby certifies that:

(a)	A review of the activities of Discover Bank during the year ended December 31, 2019 and of its performance under the Pooling and Servicing Agreement was made under my supervision.

(b)

To the best of my knowledge, based on such review, Discover Bank has fulfilled all of its obligations in all material respects under the Pooling and Servicing Agreement throughout the year ended December 31, 2019.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March 2020.

By:	/s/ Patricia S. Hall
Patricia S. Hall, Vice President, Chief Financial Officer and Assistant Treasurer

Discover Bank, Master Servicer and Servicer of Discover Card Master Trust I